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 FORM 3
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

                    U.S. SECURITIES AND EXCHANGE COMMISSION                                      -----------------------------------
                             WASHINGTON, DC 20549                                                           OMB APPROVAL
                                                                                                 -----------------------------------
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                     OMB Number - 3235-0104
                                                                                                     Expires: September 30, 1998
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                            Estimated average burden
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)                       hours per response...0.5
                     of the Investment Company Act of 1940                                       -----------------------------------
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
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|1. Name and Address of Reporting Person(1)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   Lobeck, Jr.  William       E.          |   (Month/Day/Year)        |   AutoNation, Inc. (AN)                                   |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |      05/25/1999           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|    110 S.E. Sixth Street                 |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |     President -                 |    Group Filing (Check  |
|   Fort Lauderdale,   FL         33301    |                           |     Automotive Rental Group     |    applicable line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   Common Stock                         |      1,367,117               |            D              | By William E. Lobeck, Jr. (1)|
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   Common Stock                         |        471,704               |            I              | By William E. Lobeck, Jr.    |
|                                        |                              |                           |  Trust                       |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   Common Stock                         |         23,290               |            I              | By 7700 Properties, LLC      |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   Common Stock                         |      2,118,292               |            I              | By wife (2)                  |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
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

(1) If the form is filed by more than one Reporting Person, see Instruction
    5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|  Employee Stock Option          |   (3)    |02/21/07 | Common Stock |  250,000  |  $12,750   |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|  Employee Stock Option          |   (3)    |02/21/07 | Common Stock |  200,000  |  $12.750   |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|  Employee Stock Option          |   (4)    |01/02/08 | Common Stock |  225,000  |  $12.750   |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|  Employee Stock Option          |   (5)    |01/06/09 | Common Stock |  750,000  |  $15.9375  |      D      |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:

-------------------------
(1) From the total shares held directly: (a) 150,828 shares are held in an IRA account with Merrill Lynch; (b) 48,694 shares are held in an IRA account with Charles Schwab; (c) 471,704 are in a Keogh plan and (d) 687,823 have been pledged.

(2) Held indirectly by wife. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(3) 50% of these options are currently vested, however, under the terms of a stock repricing agreement, they are not exercisable until after January 2, 2000. The remaining options vest in two equal installments on each anniversary of the date of the original grant.

(4) 25% of these options are currently vested, however, under the terms of a stock repricing agreement, they are not exercisable until after January 2, 2000. The remaining options vest in two equal installments on each anniversary of the date of the original grant.

(5) These options vest in four equal installments commencing on the first anniversary of the date of grant.

                                                                                      By:
Intentional misstatements or omissions of facts constitute Federal Criminal           ---------------------------------   ----------
Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                Signature of Reporting Person          Date

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                                     (Print or Type Responses)                                             Page 2
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